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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A
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           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: MCG Capital Corporation

Address of Principal Business Office (No. & Street, City, State, Zip Code):

MCG Capital Corporation, 1100 Wilson Boulevard, Suite 800, Arlington, VA 22209

Telephone Number (including area code):  (703) 247-7500

Name and address of agent for service of process:

Bryan J. Mitchell, MCG Capital Corporation, 1100 Wilson Boulevard, Suite 800, Arlington, VA 22209

Check appropriate box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes [X] No [_].

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Arlington and state of Virginia on the 28/th/ day of November, 2001.

                             MCG Capital Corporation

                             By: /s/ Samuel G. Rubenstein
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                                Samuel G. Rubenstein, General Counsel,
                                Executive Vice President and Secretary

Attest:  /s/ Janet C. Perlowski
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         Janet C. Perlowski
         Chief Financial Officer